Exhibit 10.1

August 12, 2024

Dear Laura Russell,

We are pleased to confirm Roger's offer for the position of interim Chief Financial Officer reporting to Colin Gouveia. This interim position will be effective on August 12, 2024.
Rogers does not enter employment contracts, and your employment will be "at will". Below is the compensation package for this position. All compensation is subject to customary taxes, withholdings, and other applicable deductions required by law.
•Your annual salary while in this position is $400,000.00 which will be paid on a Bi-Weekly basis. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•Effective for fiscal year 2024, you are eligible to participate in Rogers Global Annual Incentive Compensation Plan (AICP). As a participant in this bonus program, you are currently eligible for an incentive award with a target of 40% of your base salary.
•Beginning on August 12th, you will participate in the Executive Annual Incentive Compensation Plan with a target of 55% prorated for the period of time with which you hold this interim position. Depending on actual performance against predetermined company performance metrics your actual AICP award payout can be as high as 200% of annual target. Awards are subject to the terms of AICP and approved by the Compensation and Organization Committee (the "Committee").
This interim position is expected for a duration of approximately 6 months. If confirmed as permanent CFO your compensation will be revisited. Should you not be confirmed as CFO you will revert to your previous position along with your previous compensation package.
As mentioned above, your employment is "at will" meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice regardless of any representation that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers' policy not to enter into employment contracts.
I look forward to continuing to work together,
Sincerely,

Colin Gouveia
President and Chief Executive Officer